CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm as predecessor fund’s auditor under the caption “Financial Highlights” in the Prospectus dated December 22, 2010 for Invesco Van Kampen Technology Fund, that is incorporated by reference in the Proxy Statement/Prospectus in this Post-Effective Amendment No. 1 (the “Amendment”) to the Registration Statement of AIM Sector Funds (Invesco Sector Funds) on Form N-14 (File No. 333-170826).
We also consent to the reference to our firm as predecessor fund’s auditor under the caption “Independent Registered Public Accounting Firm” and to the incorporation by reference of our report dated October 26, 2009 for Van Kampen Technology Fund, in the Statement of Additional Information dated December 22, 2010 of AIM Sector Funds (Invesco Sector Funds), that is incorporated by reference in the Amendment.
/s/ ERNST & YOUNG LLP
Chicago, Illinois
December 27, 2010